Exhibit 10.33

ADVANCED POWER TECHNOLOGY, INC.

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Cash Compensation

Directors who are not employees of Advanced Power Technology, Inc. are paid cash compensation as follows:

Fee Type	Role	Compensation
Annual Retainer	Board Member	$10,000
Board Meeting Attendance	Board Member	$1,000
Committee Meeting Attendance	Audit Committee Chair	$1,500
Committee Meeting Attendance	Audit Committee Member	$1,000
Committee Meeting Attendance	Compensation Committee Chair	$750
Committee Meeting Attendance	Compensation Committee Member	$500
Committee Meeting Attendance	Nominating Committee Chair	$750
Committee Meeting Attendance	Nominating Committee Member	$500

Directors are reimbursed for reasonable expenses incurred for board and committee meeting attendance.

Stock Compensation

Non-employee directors participate in Advanced Power Technology, Inc.’s 1995 Stock Option Plan and the 2005 Equity Incentive Plan.  Non-employee directors receive options to purchase Advanced Power Technology, Inc.’s common stock as follows:

Type of Grant	Date of Grant	Number of Shares	Exercise Price	Vesting Schedule(1)
Initial Option Grant	Date of initial election to board	20,000	Fair market value of common stock on date of grant	50% per year
Annual Board Member Grant	August 1st of each year	5,000	Fair market value of common stock on date of grant	50% per year
Annual Committee Member Grant	August 1st of each year	2,000	Fair market value of common stock on date of grant	50% per year

(1)  Options granted expire upon the earlier of a) 90 days after the optionee ceases to be a director of Advanced Power Technology, Inc. or b) 10 years from the date of grant.